CORRECTION - Pericom Semiconductor Corporation

SAN JOSE, CA--(Marketwire - August 10, 2011) - In the news release, "Pericom Semiconductor Reports Fiscal Fourth Quarter and Annual 2011 Financial Results," issued Tuesday, August 9, 2011 by Pericom Semiconductor Corporation (NASDAQ: PSEM), we are advised by the company that the fiscal year 2010 non-GAAP net income was "$13.9 million, or $0.54 per diluted share" rather than "$14.3 million, or $0.55 per diluted share" as originally issued.

Attached is a corrected version of the Reconciliation of GAAP Net Income to Non-GAAP Net Income and the Reconciliation of GAAP Diluted EPS to Non-GAAP Diluted EPS tables which accompanied the release.

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this announcement of operating results contains non-GAAP financial measures that exclude the income statement effects of share-based compensation, amortization of intangible assets, fair value adjustments of acquired inventory,  acquisition-related expenses, a one-time gain on the previously held interest in PTI, restructuring expenses, and the effects of excluding share-based compensation upon the number of diluted shares used in calculating non-GAAP earnings per share.

We have excluded share-based compensation expense in calculating these non-GAAP financial measures.  These expenses are non-cash in nature and rely on valuations of the future market price of our common stock that is difficult to predict and is affected by market factors that are largely not within the control of management. We have excluded amortization of intangible assets, amortization of the fair value adjustments related to acquired inventory, acquisition related expenses, the gain on the previously held interest in PTI, restructuring expenses associated with headcount reductions, and the corresponding tax effect because we do not consider them to be related to our core operating performance.

We use the non-GAAP financial measures that exclude these items to make strategic decisions, forecast future results and evaluate the Company’s current performance. We believe that the presentation of non-GAAP financial measures that exclude these items is useful to investors because we do not consider these charges either part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that are used to evaluate the Company’s operating performance.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Contact: Aaron Tachibana
Pericom Semiconductor
Tel: 408 435-0800
atachibana@pericom.com

Pericom Semiconductor Corporation
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(In thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	July 2,	April 2,	July 3,	July 2,	July 3,
	2011	2011	2010	2011	2010
GAAP net income attributable to Pericom shareholders	$1,609	$531	$3,918	$13,463	$10,794
Reconciling items:
Share-based compensation expense	1,031	1,191	1,188	4,286	4,049
Amortization of intangible assets	882	628	83	2,757	332
Fair value adjustment amortization on acquired inventory	-	-	-	614	-
Gain on previously held interest at PTI	-	-	-	(11,004)	-
Acquisition-related costs	-	-	-	598	-
Interest expense accrual relating to PTI acquisition earnout	206	204	-	688	-
Fair value adjustment to depreciation expense on acquired fixed assets	49	49	-	159	-
Compensation expense accrual relating to PTI acquisition	364	360	-	1,211	-
Restructuring charge	-	118	-	118
Tax effect of adjustments	(569)	(606)	(380)	1,549	(1,235)
Total reconciling items	1,963	1,944	891	976	3,146
Non-GAAP net income attributable to Pericom shareholders	$3,572	$2,475	$4,809	$14,439	$13,940

Reconciliation of GAAP Diluted EPS to Non-GAAP Diluted EPS
(unaudited)

Diluted net income per share:
GAAP diluted income per share attributable to Pericom shareholders	$0.06	$0.02	$0.15	$0.53	$0.42
Adjustments:
Share-based compensation expense	0.04	0.05	0.05	0.17	0.16
Amortization of intangible assets	0.03	0.02	-	0.09	0.01
Fair value adjustment amortization on acquired inventory	-	-	-	0.03	-
Gain on previously held interest at PTI	-	-	-	(0.43)	-
Acquisition-related costs	-	-	-	0.02	-
Interest expense accrual relating to earnout	0.01	0.01	-	0.03	-
Fair value adjustment to depreciation expense on acquired fixed assets	-	-	-	0.01	-
Compensation expense accrual relating to PTI acquisition	0.01	0.01	-	0.04	-
Restructuring charge	-	0.01	-	-	-
Tax effect of adjustments	(0.02)	(0.02)	(0.01)	0.06	(0.05)
Difference in share count	-	-	-	0.01	-
Total adjustments	0.08	0.08	0.04	0.03	0.12
Non-GAAP diluted income per share attributable to Pericom shareholders	$0.14	$0.10	$0.19	$0.56	$0.54

Shares used in diluted net income per share calculation:
GAAP	25,140	25,341	25,582	25,254	25,717
Exclude the benefit of share-based compensation expense (1)	369	362	265	335	182

Non-GAAP	25,509	25,703	25,847	25,589	25,899

(1) For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of unamortized stock compensation costs that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.